EXHIBIT 99.1

Intelligent Systems Announces First Quarter 2012 Results

NORCROSS, Ga., May 15, 2012 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) (www.intelsys.com) announced today its financial results for the three month period ended March 31, 2012.

For the three month period ended March 31, 2012, the company recorded total revenue of $4,094,000, an increase of 16 percent compared to total revenue of $3,544,000 recorded in the first quarter of 2011. The net loss was $256,000 ($0.03 per basic and diluted share) compared to a loss of $354,000 ($0.04 per basic and diluted share) in the first quarter of 2011.

In the first quarter of 2012, product revenue grew 13 percent to $3,418,000 while service revenue increased 32 percent to $676,000, as compared to the same quarter in 2011.

J. Leland Strange, President and Chief Executive Officer, stated, "Our ChemFree subsidiary reported strong profits in the first quarter of 2012, with period-to-period growth fueled by a rebound in sales of SmartWasher® bio-remediating parts washers in the domestic U.S. market as well as total consumable sales and lease revenue.

"The growth in service revenue associated with maintenance and professional services performed by our CoreCard subsidiary reflects a growing base of customers. While our licensed software business continues to be our main focus, we are making progress on a processing services initiative and continue to invest in infrastructure, software and processes to support this business."

The results reported in the first quarter of 2011 reflect the net effect of lower revenue as well as higher total expenses. The period-to-period increase in total expenses is related mainly to higher expenses for legal, audit and personnel as well as a significant increase in the number of employees at our software development and test subsidiary in India. We continue to invest in CoreCard's software development activities to provide financial transaction processing solutions for markets such as prepaid, fleet and private label cards, while putting in place the infrastructure to support future growth.

As we have frequently cautioned, results may vary from quarter-to-quarter due in part to the timing of CoreCard license revenue recognition and the number and value of professional services contracts completed in a given period. Generally, we defer all license revenue associated with contract milestone payments on new CoreCard customer implementations and professional services contracts until they are complete, which may frequently be affected by changes in customer requirements and schedules that are outside of our control.

About Intelligent Systems Corporation

For over thirty five years, Intelligent Systems Corporation (NYSE Amex:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenue
Products	$ 3,418	$ 3,032
Services	676	512
Total revenue	4,094	3,544
Cost of revenue
Products	1,686	1,548
Services	537	278
Total cost of revenue	2,223	1,826
Expenses
Marketing	586	520
General & administrative	871	918
Research & development	668	639
Operating loss	(254)	(359)
Other income (expense)
Interest income, net	4	11
Equity in income (loss) of affiliate company	(4)	9
Other income	10	6
Loss before income taxes	(244)	(333)
Income taxes	12	21
Net loss	$ (256)	$ (354)
Loss per share: Basic and Diluted	$ (0.03)	$ (0.04)
Basic & Diluted weighted average common shares outstanding	8,958,028	8,958,028

Intelligent Systems Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$ 3,077	$ 3,152
Marketable securities	228	209
Accounts receivable, net	2,745	2,504
Notes and interest receivable, current portion	243	249
Inventories, net	885	824
Other current assets	285	284
Total current assets	7,463	7,222
Investments	1,283	1,288
Notes and interest receivable, net of current portion	----	240
Property and equipment, at cost less accumulated depreciation	1,167	1,222
Patents, net	121	133
Total assets	$ 10,034	$ 10,105
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 754	$ 463
Deferred revenue, current portion	915	907
Accrued payroll	411	460
Accrued expenses	638	669
Other current liabilities	280	369
Total current liabilities	2,998	2,868
Deferred revenue, net of current portion	45	50
Other long-term liabilities	134	140
Commitments and contingencies (Note 8)
Total Intelligent Systems Corporation stockholders' equity	5,341	5,531
Non-controlling interest	1,516	1,516
Total stockholders' equity	6,857	7,047
Total liabilities and stockholders' equity	$ 10,034	$ 10,105
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com